Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated December 1, 2021

Preliminary Prospectus Supplement dated December 1, 2021

Registration Statement File No. 333-231443-01

Spire Missouri Inc.

Offering of:

$300,000,000 First Mortgage Bonds, Floating Rate Series due 2024

Pricing Term Sheet

              December 1, 2021

Issuer:	Spire Missouri Inc.

Expected Ratings (Moody’s / S&P)*:	A1/A

Expected Ratings Outlooks (Moody’s / S&P)*:	Negative/Stable

Security Type:	First Mortgage Bonds

Pricing Date:	December 1, 2021

Settlement Date:	December 7, 2021 (T+4)

Maturity Date:	December 2, 2024

Interest Payment Dates:	March 2, June 2, September 2 and December 2, beginning March 2, 2022

Principal Amount:	$300,000,000

Floating Rate:	Reset quarterly based on Compounded SOFR plus 50 basis points (.50%)

Public Offering Price:	100.00% of the principal amount

Optional Redemption:	Not redeemable prior to June 2, 2022. At any time on or after June 2, 2022, the bonds will be redeemable at a redemption price equal to 100% of the principal amount of the bonds being redeemed, plus accrued and unpaid interest to, but excluding, such redemption date.

CUSIP / ISIN:	84859DAB3 / US84859DAB38

Book-Running Managers:	U.S. Bancorp Investments, Inc. RBC Capital Markets, LLC Regions Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC

* Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-231443-01). Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying preliminary prospectus supplement if you request them by calling: U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information therein.